Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

W. Guy Ormsby

Executive Vice President, Chief Financial Officer

and Treasurer

(413) 594-6692

Chicopee Bancorp, Inc. Reports Second Quarter Results

July 25, 2008. Chicopee Bancorp, Inc. (the “Company”) (Nasdaq Global Market: CBNK), the holding company for Chicopee Savings Bank (the “Bank”), today announced the results of operations for the three and six months ended June 30, 2008. The Company’s net income for the three months ended June 30, 2008 was $128,000 with earnings per share of $0.02, compared to $590,000 with earnings per share of $0.09 for the same period in 2007. The decrease in net income resulted from an increase in the loan loss provision of $149,000 due to significant loan growth as well as an increase in operating costs associated with the Equity Incentive Plan of $340,000. In addition, net interest margin decreased 20 basis points to 3.22% at June 30, 2008 compared to 3.42% for the same period in 2007. For the six months ended June 30, 2008, net income decreased $827,000 to $317,000 with earnings per share of $0.05, compared to $1.1 million with earnings per share of $0.17 for the six months ended June 30. 2007. This decrease resulted mainly from increased salaries and employee benefits expense of $788,000, primarily attributable to the implementation of the Company’s Equity Incentive Plan.

The Company’s assets increased by $52.0 million, or 11.2%, to $515.5 million at June 30, 2008 from $463.5 million at December 31, 2007, primarily as a result of an increase in federal funds sold of $10.6 million, loans of $28.5 million as well as securities held-to-maturity of $16.4 million. The asset growth was funded by an increase in advances from the Federal Home Loan Bank of $48.6 million as well as an increase in securities sold under agreements to repurchase of $13.1 million. Net loans increased to $408.4 million at June 30, 2008 from $379.9 million at December 31, 2007, with one-to-four family real estate loans increasing $6.2 million, or 3.9%, commercial business loans increasing $9.0 million, or 19.7%, and commercial real estate loans increasing $10.6 million, or 10.3%.

Financial highlights include:

•

The investment portfolio increased by $15.7 million, or 44.7%, to $50.9 million as of June 30, 2008 compared to $35.2 million at December 31, 2007, primarily due to purchases of held-to-maturity securities.

•

Total deposits were $321.9 million at June 30, 2008 compared to $325.0 million at December 31, 2007, a decrease of $3.0 million or 1%. During the period demand deposits increased by $2.3 million, or 8.3%, and money market deposits increased by $7.6 million, or 21.4%. The growth in demand deposit and money market deposit accounts reflects the increase in commercial relationships and the success of sales and marketing efforts. Certificates of deposit balances decreased $11.1 million, or 5.3%, to $196.9 million at June 30, 2008 largely due to the decreasing rate environment.

•

The provision for loan losses was $262,000 for the three months ended June 30, 2008 compared to $113,000 for the same period in 2007. For the six months ended June 30, 2008, the provision for loan losses increased to $272,000 from $214,000 for the six months ended June 30, 2007. The increase in provision for loan losses for the three and six months ended June 30, 2008 was primarily due to the increase in loan balances, in particular the increase in commercial real estate loans. Asset quality remains favorable, reflective in total non-performing loans to total loans of .45% and total non-performing loans to total assets of .36% at June 30, 2008. This was a slight increase from December 31, 2007 ratios of .27% and .22%, respectively.

•

During the quarter ended June 30, 2008, the net interest margin decreased to 3.22%, as compared to 3.42% for the second quarter of 2007. The decrease of 20 basis points was primarily due to the decreasing rate environment. The net interest margin was 3.21% for the six months ended June 30, 2008 compared to 3.40% for the six months ended June 30, 2007. The net interest margin compression for the six months ended June 30, 2008 was also a result of the decreasing interest rate environment.

•

Non-interest income was $678,000 for the quarter ended June 30, 2008 compared to $796,000 for the quarter ended June 30, 2007. The decrease during the period was primarily attributable to a decrease in the gain on sale of available-for-sale securities of $193,000. The decrease was partially offset by an increase in service charges, fees and commissions of $76,000, which was related to increased deposit account transactions. For the six months ended June 30, 2008, non-interest income was $1.2 million, a decrease of $288,000 or 19.0% compared to $1.5 million for the same period in 2007. The decrease for the first six months of 2008 was primarily due to a decrease of $473,000 in sales of available-for-sale securities. The decrease was partially offset by an increase in service charges, fees and commissions of $190,000.

•

Non-interest expense for the three and six months ended June 30, 2008 was $3.9 million and $7.6 million compared to $3.5 million and $6.8 million, respectively, for the same periods in 2007. The increase in non-interest expense for the three and six months ended June 30, 2008 is primarily due to the increase in salaries and employee benefit expense attributable to increased benefit costs associated with the Company’s Equity Incentive Plan.

•	Total stockholders’ equity at June 30, 2008 was $98.5 million, a decrease of $5.8 million, or 5.5% from December 31, 2007, resulting mainly from the purchase of

496,968 shares of the Company’s common stock through the Company’s stock repurchase program, at a cost of $6.5 million, partially offset by net income for the period. The Company’s book value per share increased 19 basis points to 14.51 at June 30, 2008 compared to 14.32 at December 31, 2007.

Chicopee Bancorp, Inc. is a publicly owned bank holding company and the parent corporation of Chicopee Savings Bank, a Massachusetts stock savings bank headquartered at 70 Center Street, Chicopee, MA 01013. Chicopee Savings Bank provides a wide variety of financial products and services through its main office, five branch offices located in Chicopee, Ludlow and West Springfield in Western Massachusetts, and lending and operations center. For more information regarding the Bank’s products and services, please visit our web site at www.chicopeesavings.com.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s quarterly reports on Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company assumes no obligation to update any forward-looking statements.

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

(Unaudited)

	June 30, 2008	December 31, 2007
Assets
Cash and due from banks	$7,273	$5,226
Short-term investments	1,312	9,229
Federal funds sold	19,705	9,066

Total cash and cash equivalents	28,290	23,521
Securities available-for-sale, at fair value	7,170	7,864
Securities held-to-maturity, at cost (fair value $43,487 and $27,069 at June 30, 2008 and December 31, 2007, respectively)	43,742	27,324
Federal Home Loan Bank stock, at cost	3,645	1,583
Loans, net of allowance for loan losses ($3,325 at June 30, 2008 and $3,076 at December 31, 2007)	408,376	379,868
Cash surrender value of life insurance	11,909	11,675
Premises and equipment, net	7,996	7,033
Accrued interest and dividend receivable	1,507	1,752
Deferred income tax asset	2,136	1,911
Other assets	710	925

Total assets	$515,481	$463,456

Liabilities and Stockholders’ Equity
Deposits
Non-interest-bearing	$29,421	$27,167
Interest-bearing	292,497	297,804

Total deposits	321,918	324,971
Securities sold under agreements to repurchase	27,316	14,179
Advances from Federal Home Loan Bank	66,415	17,774
Mortgagors’ escrow accounts	1,038	1,103
Accrued expenses and other liabilities	278	1,130

Total liabilities	416,965	359,157

Commitments and contingencies

Stockholders’ Equity
Common stock (no par value, 20,000,000 shares authorized, 7,439,368 shares issued at June 30, 2008 and December 31, 2007)	72,479	72,479
Treasury stock, at cost (651,968 shares at June 30, 2008 and 155,000 at December 31, 2007)	(8,626)	(2,108)
Additional paid-in-capital	848	573
Unearned compensation (Management Reward Program)	(3,527)	(3,940)
Unearned compensation (Employee Stock Ownership Plan)	(5,208)	(5,356)
Retained earnings	42,734	42,417
Accumulated other comprehensive income (loss)	(184)	234

Total stockholders’ equity	98,516	104,299

Total liabilities and stockholders’ equity	$515,481	$463,456

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Interest and dividend income:
Loans, including fees	$5,912	$5,889	$11,781	$11,616
Interest and dividends on securities	347	515	663	975
Other interest-earning assets	36	219	173	407

Total interest and dividend income	6,295	6,623	12,617	12,998

Interest expense:
Deposits	2,251	2,724	4,897	5,352
Securities sold under agreements to repurchase	90	77	180	149
Other borrowed funds	311	145	470	292

Total interest expense	2,652	2,946	5,547	5,793

Net interest income	3,643	3,677	7,070	7,205
Provision for loan losses	262	113	272	214

Net interest income, after provision for loan losses	3,381	3,564	6,798	6,991

Non-interest income:
Service charges, fees and commissions	579	503	1,122	932
Loan sales and servicing	(1)	—	(7)	(2)
Net gain on sales of securities available-for-sale	100	293	115	588

Total non-interest income	678	796	1,230	1,518

Non-interest expenses:
Salaries and employee benefits	2,361	1,975	4,582	3,794
Occupancy expenses	278	260	567	551
Furniture and equipment	231	237	464	466
Data processing	208	181	413	364
Stationery, supplies and postage	96	86	193	179
Other non-interest expense	709	723	1,361	1,398

Total non-interest expenses	3,883	3,462	7,580	6,752

Income before income taxes	176	898	448	1,757
Income tax expense	48	308	131	613

Net income	$128	$590	$317	$1,144

Earnings per share:
Basic	$0.02	$0.09	$0.05	$0.17
Diluted	$0.02	$0.09	$0.05	$0.17

Weighted average shares outstanding:
Basic	6,029,026	6,881,194	6,173,161	6,881,194
Diluted	6,070,240	6,881,194	6,208,951	6,881,194

CHICOPEE BANCORP, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA AND RATIOS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Performance Ratios:
Return on Average Assets	0.11%	0.51%	0.13%	0.51%
Return on Average Equity	0.51%	2.16%	0.63%	2.11%
Interest Rate Spread	2.56%	2.49%	2.46%	2.50%
Net Interest Margin	3.22%	3.42%	3.21%	3.40%
Non-Interest Expense to Average Assets	3.20%	3.02%	3.22%	2.98%
Efficiency Ratio	89.86%	77.39%	91.33%	77.40%
Average Interest-Earning Assets to Average Interest-Bearing Liabilities	128.21%	133.92%	129.78%	133.05%
Average Equity to Average Assets	20.52%	23.81%	21.43%	23.94%

	At June 30, 2008	At December 31, 2007	At June 30, 2007
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	0.81%	0.80%	0.82%
Allowance for loan losses as a percent of total nonperforming loans	181.10%	303.35%	603.73%
Net charge-offs to average outstanding loans during the period	0.01%	0.01%	0.02%
Nonperforming loans as a percent of total loans	0.45%	0.27%	0.14%

Other Data:
Number of Offices	7	7	7